Exhibit 99.2

Summary of Significant Accounting Adjustments

The accounting adjustments summarized below are principally due to the misapplication of GAAP or are due to the lack of a sufficiently diligent process with respect to the preparation, review and monitoring of balance sheet reconciliations and the review and approval of manual and nonrecurring journal entries at certain of the Company’s accounting locations. With respect to the restatement of prior period results, the accounting errors occurred most notably in our Network Services segment. A table of errors by segment is included below.

Income (Expense)	Q1-Q3 2004	2003	2002	Prior Years	Total	%
	($ in thousands)
Network Services	$(11,144)	$(2,688)	$(4,025)	$(789)	$(18,646)	52%
Moving Services North America	(2,815)	(2,114)	(591)	(282)	(5,802)	16%
Moving Services Europe & Asia Pacific	(2,583)	(1,557)	(1,052)	(305)	(5,497)	15%
Global Relocation Services	(3,401)	(1,244)	1,364	(7)	(3,288)	9%
Corporate	(449)	(1)	—	—	(450)	1%
Total from continuing operations	(20,392)	(7,604)	(4,304)	(1,383)	(33,683)	93%
Discontinued Operations	200	(852)	9	(1,798)	(2,441)	7%
Total restatement	$(20,192)	$(8,456)	$(4,295)	$(3,181)	$(36,124)	100%

Details of Accounting Adjustments Included Within the Restatements

The discussion of the adjustments being made in this Exhibit 99.2 is only a summary of the principal adjustments. The Company’s forthcoming 2004 Form 10-K will include a more detailed discussion of these and additional adjustments, including those related to income taxes.

The Company has identified approximately twelve errors, each of which impacted income from operations by an amount greater than $1 million. These errors account for 66% of the total restatement amount. A brief description of the errors greater than $1 million, in business segment order, is included below.

Network Services—The following adjustments included in the restatement represent approximately $14 million, or 74%, of the approximately $19 million in total of errors within the Company’s Network Services segment.

1. Overstated premium revenue:   The Company maintains systems to invoice its customers for insurance premiums and other services. The Company did not administer an effective process to reconcile the general ledger account balances to the detailed accounts receivable trial balance. Upon review, it was determined that certain customer refund payments and certain customer billing adjustments were not accurately recorded in the general ledger, and were not detected in a timely manner due to the lack of an effective reconciliation process. As a result, the Company recorded an adjustment to reduce accounts receivable and reduce amounts previously recorded as revenue in the amount of approximately $4 million. The correction of error impacted Q1 through Q3 of 2004, 2003 and 2002.

2. Overstated commission income:   The Network Services segment places coverage on behalf of the Company and its affiliates, which involve numerous corporate insurance contracts. The Company had arrangements with a certain insurer to participate in favorable loss experience by such insurer with respect to its layer of coverage. The Company recorded its participation as income when the cash was received. Further analysis indicated these amounts were a return of premium and were consequently due back to the named insured. As a result, Network Services recorded an adjustment to establish a liability for amounts previously recorded to commission income in the amount of approximately $3 million. The correction of error impacted Q1 through Q3 of 2004, 2003, 2002 and prior periods.

3. Underaccrued claims expenses:   The Company has a stop-loss reinsurance agreement with a third-party insurance carrier that in part determines its ultimate claims expense. With respect to its 2002 and 2003 reinsurance agreements for workers compensation, the analysis of the stop-loss contracts was overlooked and thus, the Company did not properly record the cost of stop-loss for those two contract years. As a result, the Company recorded an adjustment to increase its loss reserve claims payable liability and increase loss expense in the amount of approximately $2 million. The correction of error impacted Q1 through Q3 of 2004.

4. Underaccrued ceded reinsurance premiums:   The Company has agreements with third party reinsurance carriers that transfer portions of the Company’s insurance obligations to those third party reinsurers. Payments of premiums to such reinsurers are based upon those agreements. The amounts of ceded premiums were not calculated in accordance with the related agreements and as a result were not accurately entered in the Company’s systems. Also, the Company had not completely reconciled certain balances due reinsurers between the general ledger and the underlying data. As a result, the Company recorded an adjustment to increase ceded reinsurance premium costs in the amount of approximately $2 million. The correction of error impacted Q1 through Q3 of 2004, 2003, 2002 and prior periods.

5. Overstated premium revenue:   The Company maintains systems to invoice its customers for insurance premiums and related expenses. In late 2003, the Company acquired an insurance agency and certain errors in amounts subsequently recorded as accounts receivable were not detected in a timely manner due to the lack of an effective reconciliation process. As a result, the Company recorded an adjustment to reduce accounts receivable and reduce amounts previously recorded as premium revenue in the amount of approximately $2 million. The correction of error impacted Q1 through Q3 of 2004 and 2003.

6. Underaccrued insurance broker profit sharing:   The Company has agreements with certain of its insurance brokers to pay an additional commission based upon the profitability of the business sourced by those brokers. The Company failed to accrue the full amount of the contingent commission related to the transportation services line of business in accordance with the agreements. As a result, the Company recorded an adjustment to increase commission expense in the amount of approximately $1 million. The correction of error impacted Q1 through Q3 of 2004, 2003, 2002, and prior periods.

Moving Services North America—The following two adjustments included in the restatement represent approximately $3 million of expense, or 50%, of the approximately $6 million in total of errors in the Company’s Moving Services North America segment.

7. Understated customer incentives or agent commissions liability:   The Company historically recorded into income amounts relating to certain unclaimed customer refunds and customer incentives. Further analysis indicated that a portion of these amounts remain contractually due to its customers or agents. Therefore, the Company recorded an adjustment to reinstate a liability for amounts previously recorded as income in the amount of approximately $2 million. The correction of error impacted Q1 through Q3 of 2004, 2003, and 2002.

8. Understated agent commission liability:   The Company historically recorded into income amounts relating to certain unclaimed shipping charges, penalties and other amounts collected from its agents or customers related to weight challenges and destination service disagreements. Further analysis indicated that a portion of these amounts remain contractually due to the agents. Therefore, the Company recorded an adjustment to reinstate a liability for amounts previously recorded as income in the amount of approximately $1 million. The correction of error impacted Q1 through Q3 of 2004, 2003, and 2002 and prior periods.

Global Relocation Services—The following adjustments included in the restatement approximately offset each other.  Of the approximately $3 million in total of Global Relocation Services errors, the remaining adjustments each are less than $1 million.

9. Relocation Services revenue:   The Company has corrected the timing of revenue recognition with respect to both corporate fee and referral fee revenue as follows:

•       For corporate fee revenue related to its fixed fee product, the Company has now determined that it should recognize revenue at the date the Company closes on the purchase of the home from the transferee, rather than at the date when the Company enters into a contract with the third party buyer of the home.

•       For corporate fee revenue related to its traditional product, the Company has now determined that it should recognize revenue at the date when the Company closes on the home sale to the third party buyer, rather than at the date when the Company enters into a contract with the third party buyer of the home.

•       For listing real estate broker referral fee revenue, the Company has now determined that it should recognize revenue at the date when the Company closes on the home sale to the third party buyer, rather than at the date when the Company enters into a contract with the third party buyer of the home.

•       For destination referral fee revenue, the Company has now determined that it should recognize revenue at the date when the transferee closes on the purchase of a destination home from a third party seller, rather than at the date when the transferee enters into a contract with the third party seller of the destination home.

The Company has determined that the net impact of the above items will defer revenue recognition by approximately 30 to 35 days for most transactions. This change will result in a reduction of operating income of $1 million over the period 2002 through 2004.

10. Overstated home inventory valuation reserve:   The Company historically estimated the liability for outstanding closing costs to adjust the net realizable value of the customer homes that it records as inventory on the balance sheet. The Company’s estimates had been calculated using a margin assumption that, upon further review and detailed analyses utilizing actual trailing closing cost data, was determined to be inaccurate. Therefore, the Company recorded an adjustment using the more accurate data, which reduced the home inventory valuation reserve and lowered costs by approximately $1 million. The correction of error impacted Q1 through Q3 of 2004, 2003, and 2002.

Other—The following adjustments included in the restatement represent approximately $7 million of expense and are included in more than one of the segments above.

11. Understated facility lease cost:   The Company historically recorded the rent expense associated with certain facility leases on an as-invoiced basis. However, this was not in accordance with GAAP which requires the Company to record rent payments on a straight line basis (including the effects of rent escalation clauses and free rent periods) and to depreciate certain leasehold improvements over the shorter of the facility’s useful life or the term of the lease. Therefore, the Company recorded an adjustment to increase rent expense in the amount of approximately $4 million. The correction of error impacted Q1 through Q3 of 2004, 2003, and 2002 and prior periods.

12. Intercompany accounts:   The Company historically attempted to reconcile the amounts due to and due from each of its subsidiaries and affiliates (“intercompany accounts”). However, the intercompany receivables and payables were not always compared to subledger detail at certain accounting locations. Additionally, monthly intercompany variances, often thought to be due to timing differences or currency changes, were not thoroughly analyzed and resolved in a timely manner. After a more comprehensive study and the initiation of a new intercompany reconciliation and settlement policy, the Company recorded an adjustment in the amount of approximately $3 million to increase expense to agree all intercompany accounts. The correction of error impacted Q1 through Q3 of 2004, 2003, and 2002 and prior periods.